DISTRIBUTORSHIP AGREEMENT

THIS DISTRIBUTORSHIP AGREEMENT (“Agreement”), dated and effective August 6, 2020, is entered into by and between ADVANCED CONTAINER TECHNOLOGIES, INC., a California corporation (“Distributor”), with address at 555 West Country Club Road, Suite #C324, and GP SOLUTIONS, INC., a Nevada corporation (“Supplier”), with address at 223 West B Street, Colton, CA 92324. Supplier and Distributor are referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Supplier is engaged in the design, manufacture and sale of the Products (as defined in Section 1.03), and desires to grant to Distributor the exclusive right to sell and distribute the Products within the Territory (as defined in Section 1.02); and

WHEREAS, Distributor desires to promote and sell the Products within the Territory,

NOW THEREFORE, in consideration of the Recitals and for other good and valuable consideration, the Parties agree as follows:

ARTICLE 1

GRANT

1.01        Exclusive Grant. Supplier grants to Distributor the exclusive right to market, sell and distribute Products in the Territory (the “Distributorship”). Distributor accepts the grant, and shall use its best efforts to sell and distribute Products in the Territory. During the term of this Agreement, Supplier shall not directly or indirectly appoint or use any person or entity other than Distributor for the marketing, sale or distribution of Products in the Territory. Said grant shall be complete upon the issuance and delivery of the Shares, as defined in Section 1.05.

1.02       Territory. “Territory” means the United States of America and its territories.

1.03        Products. “Products” means the modular, stackable and mobile vertical hydroponics grow boxes in the nature of a closed environment, equipped with lights, exhaust system, hydroponics growing container and odor control systems, that have been designed, and are manufactured and sold, by Supplier and all similar products that Supplier manufactures and sells from time to time.

1.04        Subdistributors. Distributor may appoint subdistributors within the Territory for periods that shall extend no longer than the term of this Agreement.

1.05       Issuance of the Shares. As quickly as practicable after the execution and delivery of this Agreement, Distributor will issue ten million (10,000,000) shares of its common stock to Supplier in consideration of the grant of Distributorship. The shares so to be issued are referred to as the “Shares.”

ARTICLE 2

PRICE AND TERMS

2.01        Price. The initial price for the Products shall be as agreed to by Distributor and Supplier. Supplier may in its sole discretion change, discontinue or add to the Products or change the price for a Product upon thirty (30) days’ prior written notice to Distributor thereof. A price increase shall not apply to orders placed by Distributor before the effective date of the price increase, unless such order specifies a delivery date more than thirty (30) days after the date of the order. Distributor may resell, lease or otherwise dispose of Products on such terms and conditions as it shall see fit.

2.02        Orders. Distributor shall order Products from Supplier by written purchase order specifying, at a minimum, the Products ordered and the requested delivery date. An order will be accepted if Supplier does not reject it within five (5) business days after Supplier receives it, provided that an order may be rejected only if it fails to meet the requirements of the first sentence of this Section 2.02.

2.03        Payment. Supplier shall invoice Distributor for Products after they are delivered. Subject to Section 5.01, Distributor shall pay Supplier in U.S. dollars in cash or immediately available funds net thirty (30) days from date of Distributor’s receipt of Products and such invoice.

2.04        Taxes. Supplier and Distributor shall each be solely responsible for the payment of any tax, duty or other charge imposed on it by any governmental entity in relation to the Products.

2.05        Delivery. Supplier shall deliver all Products FOB to Distributor’s designated carrier for transportation to Distributor’s designated destination. All transportation costs shall be borne by Distributor and all risk of loss or damage shall pass to Distributor when Products are delivered at such destination.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.01       General Representations and Warranties. Each Party represents and warrants to the other as follows:

(a)       It is a corporation validly existing and in good standing under the laws of the state of its incorporation. It has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement. Its execution, delivery and performance of this Agreement have been duly authorized and no other corporate action on its part or action on the part of its shareholders is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery of this Agreement by the other Party, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b)       Neither its execution and delivery of this Agreement nor its performance of or compliance with any of the terms or provisions of this Agreement will (i) conflict with or violate any provision of its organizational instruments or (ii)  violate any law or judgment affecting it or its property, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement.

(c)       No consent or approval of, or filing, license, permit or authorization or registration with or by any governmental authority is necessary for its execution and delivery of this Agreement and the performance by it of its obligations hereunder, except for those that, if not obtained, made or obtained, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform it obligations hereunder.

3.02        Representations and Warranties of Distributor. Distributor represents and warrants to Supplier as follows:

(a)         The authorized capital stock of Distributor consists of 50,000,000 shares common stock.

(b)         The Shares, when issued and delivered as provided in Section 1.05, will be validly issued, fully paid and nonassessable.

ARTICLE 4

TERM AND TERMINATION

5.01        Term. This Agreement shall have an initial term that expiring on December 31, 2025. Thereafter, this Agreement shall be renewed automatically for successive five (5) year terms, unless a Party terminates it by written notice to the other not less than ninety (90) days before the end of the then current term, provided that, as long as Distributor shall have purchased the lesser of (i) one hundred (100) Products or (ii) Supplier’s total output of Products in the last calendar year of any term, Supplier may not terminate this Agreement at the end of that term.

5.02        Termination. In the event that Distributor is in default of its obligations under Section 2.03, and such default continues unremedied for fifteen (15) days after its receipt of written notice thereof, Supplier may terminate this Agreement on written notice. In the event that Supplier is in default of its obligations to deliver Products and such default continues unremedied for fifteen (15) days after its receipt of written notice thereof, Distributor may terminate the Agreement on written notice. In the event that a Party is in default of any other term, condition, representation or warranty contained in this Agreement, the nondefaulting Party may give the defaulting Party notice thereof, and the defaulting Party shall have a period that is reasonable in the circumstances to cure such default; and if such default continues unremedied after such period, the nondefaulting Party may terminate this Agreement on written notice. Notwithstanding the forgoing, a Party that is in default may not terminate this Agreement unless and until its default has been waived or cured.

5.03        Automatic Termination. This Agreement shall terminate automatically if a receiver is appointed for a Party or a substantial portion of its property, a Party makes an assignment of a material potion of its property for the benefit of its creditors, proceedings are commenced by a Party under any bankruptcy, insolvency or debtor’s relief law or any proceedings are commenced against a Party under any such law and they are not stayed or dismissed within ninety (90) days.

5.04        Effect of Termination. In the event of any termination, this Agreement shall remain in force with respect to any orders that Distributor has previously placed and have been accepted.

5.05       Termination of Grant. In the event that Distributor does not purchase in any calendar year beginning January 1, 2021, the lesser of (i) one hundred (100) Products or (ii) Supplier’s total output of Products, Supplier may, upon thirty (30) days’ notice, terminate the exclusive grant of Distributorship, which shall become nonexclusive upon such termination. Supplier represents and warrants that it has and will continue to have the capacity, including, without limitation, the manufacturing and financial capacity, to manufacture and deliver at least one hundred (100) Products in each such calendar year.

ARTICLE 5

INSPECTION AND WARRANTY

5.01        Inspection. Distributor shall inspect each Product upon its delivery and shall within thirty (30) days thereafter, give written notice to Supplier of a claim that it does not conform to the warranty of Supplier set forth in Section 5.02 (a “Nonconforming Product”) or was damaged when delivered (a “Damaged Product”). If Distributor does not give such notice timely, it shall be deemed to have accepted the Product. In case of such notice, Supplier shall promptly examine the Product and if it is found to be a Nonconforming Product or a Damaged Product, Supplier shall, at its sole discretion and expense, replace or repair such Product as quickly as practicable and in any event within thirty (30) days after said notice. The return of a Nonconforming Product or a Damaged Product shall be at Supplier’s expense. The obligation of Distributor to pay for a Nonconforming Product or a Damaged Product shall be suspended until it has been repaired or replaced by a Product that is not a Nonconforming Product or a Damaged Product.

5.02        Limited Warranty. Supplier warrants that each Product shall be free of defects in materials and workmanship upon its delivery and for one (1) year thereafter. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. A person to whom Distributor sells or leases a Product shall be the beneficiary of the foregoing warranty, and may enforce it against Supplier as if such person were Distributor.

5.03        Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, SUSTAINED OR INCURRED IN CONNECTION WITH THE PRODUCTS OR CAUSED BY PRODUCT DEFECTS, REGARDLESS OF THE FORM OF ACTION, WHETHER BY BREACH OF CONTRACT OR TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE AND WHETHER OR NOT SUCH DAMAGES WERE FORESEEN OR UNFORESEEN.

5.04        Indemnification by Distributor. Distributor shall defend, indemnify and hold Supplier harmless from and against any and all claims, costs, damages and liabilities (including reasonable attorney fees as and when incurred) incurred by Supplier as the result of a breach of this Agreement by Distributor or any negligence by Distributor, its employees or agents.

5.05        Indemnification by Supplier. Supplier shall defend, indemnify and hold Distributor harmless from and against any and all claims, costs, damages and liabilities (including reasonable attorney fees as and when incurred) incurred by Distributor as the result of a breach of this Agreement by Supplier, any negligence of Supplier, any claims of product liability or any claims that a Product violates the copyright, trademark or trade secret rights of a third party.

5.06       Assumption of Defense. Whenever a claim or demand is asserted against (i) Supplier for which Distributor may be obligated to defend or indemnify Supplier pursuant to Section 5.04 or (ii) Supplier may be obligated to defend or indemnify Distributor pursuant to Section 5.05, as the case may be, the Party against whom the claim is asserted (the “Indemnified Party”) shall immediately notify the Party that may be obligated so to defend or indemnify (the “Indemnifying Party”) of the assertion of such claim or demand, and the Indemnifying Party shall have the right to assume the defense thereof with counsel reasonable satisfactory to the Indemnified Party. The Indemnified Party shall not settle, compromise or discharge a claim or demand for which it may be indemnified or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle, compromise or offer to settle or compromise any such claim or demand unless the terms of such settlement provide for no relief other than payments (including without limitation payment of monetary damages) that are not to be paid by the Indemnified Party.

ARTICLE 6

CONFIDENTIAL INFORMATION

6.01        Definition. The Parties acknowledge that, in pursuing the objects of this Agreement, each may deliver Confidential Information to the other (the Party disclosing such Confidential Information being the “Disclosing Party” and the Party receiving such Confidential Information being the “Receiving Party”). “Confidential Information” means all information furnished by a Disclosing Party or its Representatives (as defined below) to a Receiving Party or its Representatives, in any form, and identified as confidential or proprietary at the time of disclosure by the Disclosing Party or otherwise disclosed in a manner such that a reasonable person would understand its confidential or proprietary nature, including but not limited to, information that is related to (i) the business plans or operations of the Disclosing Party, (ii) research and development conducted by the Disclosing Party, (iii) the business of any customer of or contractor with the Disclosing Party, (iv) the Disclosing Party’s properties, employees, finances, operations, (v) any information about or concerning any third party which was provided to the Disclosing Party subject to an applicable confidentiality obligation to such third party and (vi) product offerings, product pricing, product availability, technical drawings, algorithms, processes, ideas, techniques, formulas, data, schematics, trade secrets, know-how, improvements, inventions (whether patentable or not), marketing plans, forecasts and strategies. “Confidential Information” shall be deemed to include all reproductions of Confidential Information, notes, analyses, compilations, studies, interpretations or other documents prepared by the Receiving Party or its Representatives which contain or are based, in whole or in part, upon information furnished to the Receiving Party or its Representatives by the Disclosing Party or its Representatives; provided however, that “Confidential Information” shall not mean any information that (i) is independently developed by the Receiving Party without use of Confidential Information or that it lawfully receives free of restriction from a third party having the right to furnish it, (ii) has become generally available to the public without breach of this Agreement by the Receiving Party or (iii) at the time of disclosure to Receiving Party was known to such party free of restriction. “Representatives” means (i) employees of the Receiving Party and (ii) its attorneys, accountants or other business advisors, who, in each case, shall be conclusively presumed to have been informed by the Receiving Party of the confidential and/or proprietary nature of the Confidential Information.

6.02        Protection. The Receiving Party: (a) shall take all measures to protect Confidential Information that it takes to protect its own proprietary or confidential information (which shall not be less than a reasonable standard of care), (b) shall not disclose or reveal any Confidential Information to any person other than its Representatives who need to know for the purposes for which they are retained or employed and (c) shall not use Confidential Information for any purpose other than to attain the purposes and intents of this Agreement. The Receiving Party shall be liable for any breach of the provisions of this Article 6 by its Representatives.

6.03        Notice of Certain Requests. In the event that the Receiving Party or any of its Representatives is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information or any other information concerning the Disclosing Party, the Receiving Party shall, unless prohibited by law, provide the Disclosing Party with prompt notice of such request or requirement and will cooperate with the Disclosing Party in taking any measures that it deems necessary to protect such Confidential Information.

6.04        Return of Confidential Information. Upon the Disclosing Party’s written request, the Receiving Party shall promptly return or destroy (provided that any such destruction shall be certified by an executive officer the Receiving Party) all Confidential Information of the Disclosing Party and all copies, reproductions, summaries, analyses or extracts thereof or based thereon in any form in the possession of the Receiving Party or its Representatives.

6.05        Certain Information. Supplier is aware of, and will advise its Representatives of, the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material nonpublic information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

ARTICLE 7

GENERAL TERMS

7.01        Assignment. This Agreement may not be assigned by a Party without the prior written consent of the other; provided that, Distributor may merge with or into another entity if such entity assumes in writing Distributor’s existing and future obligations under this Agreement or such obligations become those of such entity by operation of law. Subject to the foregoing, the provisions of this Agreement shall inure to the benefit of the Parties’ successors and permitted assigns.

7.02        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed entirely within that state, regardless of any laws that might otherwise govern under any applicable conflict of laws principles.

7.03        Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration proceeding will be conducted in the State of California, County of Riverside, and will be heard by one (1) arbitrator who shall be selected in accordance with said Rules. Each Party shall bear its own attorney fees and costs and the costs of the arbitrator to be shared equally by the Parties regardless of the outcome, unless the arbitrator finds that a Party has acted fraudulently or in bad faith, in which event, all said attorney fees and costs shall be assessed against that Party.

7.04        Injunctive Relief. Notwithstanding the provisions of Section 7.03, a Party may seek equitable relief to prevent or remedy actual or threatened breach of the provisions of Article 6. The Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that such provision were breached. A Party may not assert that any of its agreements in this Section 7.04 are unenforceable, invalid, contrary to law or inequitable for any reason, a remedy of monetary damages would be adequate or the Party claiming relief has an adequate remedy at law. A Party seeking such relief shall not be required to provide any bond or other security in connection therewith.

7.05        Relationship of the Parties. The relationship among the Parties shall be that of independent contractors only.

7.06        Notices. Any notice, order, request, instruction, or other document permitted or required by the terms of this Agreement shall be in writing and shall be given by personal delivery, overnight delivery by courier, or registered or certified mail, postage prepaid, return receipt requested, to the addresses of the Parties first set forth above. Such addresses may be changed from time to time by notice as aforesaid. If notice is given by personal delivery, it shall be deemed given at the time of such delivery, provided that a receipt is obtained from the recipient. If notice is given by mail or overnight delivery, it shall be deemed given upon its delivery or refusal to accept its delivery.

7.07        Non-Waiver. The failure of either Party at any time to require performance by the other of any provision of this Agreement shall not affect in any way the full right to require such performance at any time thereafter. No waiver by a Party of any default or condition shall be deemed to be a waiver of any other default or condition.

7.08        Entire Agreement. This Agreement constitutes the complete and entire Agreement between the Parties respecting its subject matter, and there are no other agreements, understandings, representations or warranties, express or implied, between them. No modification or amendment of this Agreement shall be binding unless it has been agreed to in writing by both Parties.

7.09        Independent Counsel. The Parties acknowledge and agree that they have had the opportunity to have this Agreement reviewed by their independent counsel and therefore agree that this Agreement shall be deemed to have been jointly drafted and shall not be construed in favor of or against either Party.

7.10        Severability. In the event that a provision of this Agreement is held to be invalid, void or otherwise unenforceable by a court or arbitrator, such provision shall be deemed not to be part of this Agreement and remaining provisions shall be enforceable as if such provision did not exist.

7.11        Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.12       Section Titles. The article and section titles contained in this Agreement shall not be deemed to be part of this Agreement and shall not be used in its construction or interpretation.

7.13        Facsimile Signatures. That this Agreement may be executed by facsimile signatures and such signatures shall have the effect of originals.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

ADVANCED CONTAINER TECHNOLOGIES, INC. GP SOLUTIONS, INC.

By:	/s/ Dan Salinas	By:	/s/ George Naztic
	Dan Salinas		George Naztic
	President		President